Exhibit 10.6

SECOND AMENDMENT TO CHAIRMAN SERVICES AGREEMENT

This Second Amendment to Chairman Services Agreement (“Amendment”) is made by and between MYnd Analytics, Inc. (hereinafter “MYnd”) and Robin Smith MD MBA (hereinafter “Advisor”) is effective as of April 24, 2018 (the “Effective Date”).

On or about July 14, 2017, Advisor and Mynd entered into the above Chairman Services Agreement for services.

The parties agree that the Agreement will be amended as follows: Advisor’s annual cash fee for the 2018 calendar year will be reduced from $300,000 to $250,000. This change is retroactive to January 1, 2018. Further, the grant of options on April 16, 2018 by the Board of Directors to purchase 150,000 shares of common stock under the Company’s Amended and Restated 2012 Omnibus Incentive Compensation Plan (the”2012 Plan”), shall be reduced to 50,000 shares, without any other change to the terms thereof.

Except as expressly modified by this Amendment, the_ Agreement shall be and remain in full force and effect in accordance with its terms and shall constitute the legal, valid, binding and enforceable obligations to the parties. This Second Amendment and the Agreement (including any written amendments thereto), collectively, are the complete agreement of the parties and supersede any prior agreements or representations, whether oral or written, with respect thereto.

Agreed and Accepted:

Date: Apr 24, 2018		Date:

Advisor		Mynd Analytics, Inc.

By:	/s/ Robin Smith	By:	/s/ Don D’Ambrosio
	Robin Smith MD MBA		Don D’Ambroso, CFO